DREYFUS PREMIER NEW LEADERS FUND, INC.

                                DISTRIBUTION PLAN

      Introduction: It has been proposed that the above-captioned investment company (the "Fund") adopt a Distribution Plan (the "Plan") in accordance with

Rule 12b-1, promulgated under the Investment Company Act of 1940, as amended

(the "Act"). The Plan would pertain to each class of shares of the Fund set forth on Exhibit A hereto, as such Exhibit may be revised from time to time

(each, a "Class"). Under the Plan, the Fund would pay the Fund's distributor

(the "Distributor") for distributing shares of each Class. If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the

Fund.

      The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purposes.

      In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

      The Plan: The material aspects of this Plan are as follows:

      1. The Fund shall pay to the Distributor for distribution a fee in respect of each Class at the annual rate set forth on Exhibit A.

      2. For the purposes of determining the fees payable under this Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's charter documents as then in effect for the computation of the value of the Fund's net assets attributable to such Class.

      3. The Fund's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

      4. As to each Class, this Plan will become effective at such time as is specified by the Fund's Board, provided the Plan is approved by a majority of the Board members, including a majority of the Board members who are not

"interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

      5. As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms,

and thereafter shall continue automatically for successive annual periods,

provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

      6. As to each Class, this Plan may be amended at any time by the Fund's

Board, provided that (a) any amendment to increase materially the costs which such Class may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding shares of such Class,

and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

      7. As to each Class, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons"

(as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the outstanding shares of such Class.

Dated:       September 17, 2002



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                                    EXHIBIT A


                                                 Fee as a Percentage of
Name of Class                                  Average Daily Net Assets 1

    Class B                                               .75%
    Class C                                               .75%
    Class T                                               .25%


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      1 Fees shall be for distribution-related services, and the Distributor may use part or all of such fees to pay banks, broker/dealers or other financial institutions in respect of such services.